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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Aristotle International, Inc.

  The audits referred to in our report dated May 12, 2000, except for note 15 which is as of July 6, 2000, included the related financial statement schedule for the year ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our report included herein and to the references to our Firm under the headings "Selected Financial Data" and "Experts" in this prospectus.

                                          /s/ KPMG LLP

McLean, Virginia

August 7, 2000